Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 No. (333-54628) and Form S-3 No. (333-69704 and 333-73674) of ChipPAC, Inc. of our reports dated January 28, 2003, relating to the financial statements and financial statement schedule, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 31, 2003